Exhibit 99.1

DPW Holdings Announces Ault & Company, Inc. Has Converted $600,000 of Its Convertible Promissory Note into 413,793 Shares of DPW Common Stock

Newport Beach, CA, August 24, 2020 -- DPW Holdings, Inc. (NYSE American: DPW) a diversified holding company (“DPW,” or the “Company”) announced that Ault & Company converted $600,000 of its $1,000,000 8% convertible promissory note issued on February 5, 2020 into 413,793 shares of the Company’s common stock. The Company’s stockholders approved the conversion of the $1,000,000 convertible promissory note issued to Ault & Company, Inc. into shares of DPW common stock at $1.45 per share at the July 8, 2020 Company’s special meeting of stockholders, as required by NYSE rules.

Mr. Milton C. Ault, III, the Company’s Chief Executive Officer and Chairman, said, “This conversion into DPW common stock by Ault & Company demonstrates its belief in the progress being achieved by the Company and its subsidiaries, the strength and value of the assets of DPW today, and the confidence in DPW’s ability to increase shareholder value.”

Ault & Company, Inc. is a private holding company controlled by Mr. Ault.

For more information on DPW Holdings and its subsidiaries, the Company recommends that stockholders, investors and any other interested parties read the Company’s public filings and press releases available under the Investor Relations section at www.DPWHoldings.com or available at www.sec.gov.

About DPW Holdings, Inc.

DPW Holdings, Inc. is a diversified holding company pursuing growth by acquiring undervalued businesses and disruptive technologies with a global impact. Through its wholly and majority-owned subsidiaries and strategic investments, the Company provides mission-critical products that support a diverse range of industries, including defense/aerospace, industrial, telecommunications, medical, and textiles. In addition, the Company extends credit to select entrepreneurial businesses through a licensed lending subsidiary. DPW’s headquarters are located at 201 Shipyard Way, Suite E, Newport Beach, CA 92663; www.DPWHoldings.com.

Forward-Looking Statements

This press release contains “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “projects,” “estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update any of them publicly in light of new information or future events. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors. More information, including potential risk factors, that could affect the Company’s business and financial results are included in the Company’s filings with the U.S. Securities and Exchange Commission, including, but not limited to, the Company’s Forms 10-K, 10-Q and 8-K. All filings are available at www.sec.gov and on the Company’s website at www.DPWHoldings.com.

Contacts:

IR@DPWHoldings.com or 1-888-753-2235